Exhibit 99.1

CYTOGEN RECEIVES NOTIFICATION BY NASDAQ REGARDING MARKETPLACE RULE 4450(a)(5)


PRINCETON, NJ--(INTERNET WIRE)--Aug 14, 2002 -- Cytogen Corporation (Nasdaq:CYTO
- news), a biopharmaceutical company with an established and growing product line in oncology, today announced that it has been notified by The Nasdaq Stock Market, Inc. that the Company's common stock has closed for more than 30 consecutive trading days below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq National Market.

In accordance with Nasdaq rules, the Company has been afforded 90 calendar days, or until November 12, 2002, to regain compliance with the minimum bid price requirements. If, at anytime before November 12, 2002, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, The Nasdaq Stock Market, Inc. staff will provide written notification that the Company complies with Marketplace Rule 4450(a)(5). If the Company cannot demonstrate compliance by that date, the Company's common stock is subject to being delisted from the Nasdaq National Market pending other options the company may enact at that time.

"Management will consider all available options in order to regain full compliance with the Nasdaq listing requirements," said H. Joseph Reiser, Ph.D., Cytogen's president and chief executive officer.

About Cytogen Corporation

Cytogen Corporation of Princeton, NJ, is a biopharmaceutical company with an established and growing product line in prostate cancer and other areas of oncology. Currently marketed products include ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); BrachySeed(TM) I-125 and Pd-103 (two uniquely designed, next-generation radioactive seed implants for the treatment of localized prostate cancer); and Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical marketed for the relief of bone pain in prostate and other types of cancer). Cytogen is evolving a pipeline of oncology product candidates by developing its prostate specific membrane antigen, or PSMA, technologies, which are exclusively licensed from Memorial Sloan-Kettering Cancer Center. For more information, visit www.cytogen.com.

About AxCell Biosciences AxCell Biosciences of Newtown, PA, a subsidiary of Cytogen Corporation, is engaged in the research and development of novel biopharmaceutical products using its growing portfolio of functional proteomics solutions and collection of proprietary signal transduction pathway information. Through the systematic and industrialized measurement of protein-to-protein interactions, AxCell is assembling ProChart(TM), a proprietary database of signal transduction pathway information that is relevant in a number of therapeutically important classes of molecules including growth factors,

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receptors and other potential protein therapeutics or drug targets. AxCell's database content and functional proteomics tools are available on a non-exclusive basis to biotechnology, pharmaceutical and academic researchers. AxCell is expanding and accelerating its research activities to further elucidate the role of novel proteins and pathways in ProChart(TM), through both external collaborations and internal data mining. As previously announced, Cytogen is reviewing strategic alternatives for AxCell Biosciences that would allow Cytogen to reduce its cash burn in order to leverage its prostate cancer franchise. For additional information on AxCell Biosciences, visit www.axcellbio.com.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this press release, which is not historical, is forward looking and involves a number of risks and uncertainties. Investors are cautioned not to put any undue reliance on any forward-looking statement. The Company's actual results may differ materially from the Company's historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company's ability to carry out its business plan, to successfully develop and commercialize acceptance of its products such as ProChart(TM), to determine and implement the appropriate strategic initiative for its AxCell Biosciences subsidiary, ability to fund development necessary for existing products and for the pursuit of new product opportunities, the risk of whether products result from development activities, protection of its intellectual property portfolio, ability to integrate in-licensed products such as BrachySeed(TM), ability to establish and successfully complete clinical trials where required for product approval, the risk associated with obtaining the necessary regulatory approvals, shifts in the regulatory environment affecting sale of the Company's products such as third-party payor reimbursement issues, dependence on its partners for development of certain projects, the ability to obtain foreign regulatory approvals for products and to establish marketing arrangements in countries where approval is obtained, and other factors discussed in Form 10-K for the year ended December 31, 2001 and from time-to-time the Company's other filings with the Securities and Exchange Commission. The Company specifically disclaims any intention or duty to update any forward-looking statements, and these statements represent the Company's current outlook only as of the date given.

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Contact:
     Contact: Michael Becker
     Company: Cytogen Corporation
     Voice: 609-750-8289